Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Mandi Hogan (303) 913-4721

LTC ANNOUNCES $75 MILLION

PRIVATE PLACEMENT DEBT FINANCING AT 3.66%

WESTLAKE VILLAGE, CALIFORNIA, May 18, 2022 -- LTC Properties, Inc. (NYSE: LTC) (“LTC” or the “Company”), a real estate investment trust that primarily invests in seniors housing and health care properties, today announced that it entered into a Note Purchase Agreement to issue $75 million aggregate principal amount of 3.66% senior unsecured notes (the “Notes”). The Notes have an average 10-year life, scheduled principal payments and will mature on May 17, 2033.

Year to date, the Company has invested approximately $113 million, sold assets at a net gain of approximately $38 million generating net proceeds of approximately $73 million. Of the Notes proceeds, approximately $41 million has been used for these investments which were initially funded through the Company’s existing unsecured revolving line of credit under the Third Amended and Restated Credit Agreement (the “Credit Agreement’). The Company expects to use the remaining proceeds from the sale of the Notes to pay down its unsecured revolving line of credit.

Additionally, the Company amended its existing senior unsecured note agreements to conform with the covenants in the Credit Agreement.

“The favorable rate and proceeds from these Notes give us additional liquidity for further growth in 2022,” said Wendy Simpson, LTC’s Chairman and CEO. “In the face of rising interest rates, we continue to demonstrate balance sheet strength by terming out short term variable rate debt over the long term at an attractive fixed all-time low coupon for LTC.”

About LTC Properties

LTC is a real estate investment trust (REIT) investing in seniors housing and health care properties primarily through sale-leasebacks, mortgage financing, joint-ventures and structured finance solutions, including preferred equity and mezzanine lending. LTC’s investment portfolio includes 202 properties in 29 states with 33 operating partners consisting of real property investments, first mortgages, mezzanine loans, working capital notes and unconsolidated joint ventures. Based on its gross investments, LTC’s investment portfolio is comprised of approximately 50% seniors housing and 50% skilled nursing properties. Learn more at www.LTCreit.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward-looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward-looking statements due to the risks and uncertainties of such statements.

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